 Exhibit 5

HART & HART, LLC
ATTORNEYS AT LAW
1624 Washington Street
Denver, CO 80203

William T. Hart, P.C.		Email: harttrinen@aol.com
Will Hart		Facsimile: (303) 839-5414
(303) 839-0061

May 24, 2018

CEL-SCI Corporation
8229 Boone Blvd. #802
Vienna, Virginia 22182

By means of this prospectus, a shareholder of CEL-SCI Corporation (the “Company”) is offering to sell up to 600,000 shares of the Company’s common stock which were issued in partial payment of amounts the Company owed to the shareholder for services provided in connection with the Company’s Phase III clinical trial.

We have examined the Articles of Incorporation, the Bylaws, and the minutes of the Board of Directors of the Company, and the applicable laws of the State of Colorado applicable provisions of the Colorado Revised Statutes and the Colorado Constitution, all reported judicial decisions interpreting the same, and a copy of the Registration Statement. In our opinion, the 600,000 shares of the Company’s common stock referred to above are legally issued, fully paid and non-assessable shares of the Company’s common stock;

Very truly yours,

HART & HART
/s/ William T. Hart

William T. Hart